Exhibit 99.1

NEXSTAR MEDIA GROUP BOARD OF DIRECTORS AUTHORIZES

$300 MILLION EXPANSION OF SHARE REPURCHASE PROGRAM

IRVING, TX (September 2, 2020) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors approved an expansion of the Company’s share repurchase authorization for up to an additional $300 million of repurchases of its Class A common stock. The expansion brings the total capacity under Nexstar’s share repurchase program to approximately $384.2 million when combined with the approximate $84.2 million remaining under its prior authorization as of June 30, 2020.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc., commented, “The expanded repurchase authorization reflects our confidence in the Company's growing free cash flow from operations and our long-term commitment to deploying capital in a manner that can enhance shareholder value.

“Nexstar generated record financial results in the first half of 2020 including approximately $618 million of free cash flow.  With our growing distribution and political revenue and monthly sequential increases in core advertising revenue since April combined with the cash distributions from our 31.3% ownership stake in TV Food Network, we remain confident that our operating momentum will continue despite the challenging operating environment presented by the pandemic. Accordingly, we believe that our free cash flow combined with the active management of our balance sheet provides us with the financial flexibility to further support our shareholder value creation initiatives, including our return of capital programs such as share repurchases and our quarterly cash dividend, as well as for leverage reduction and select opportunistic accretive transactions.”

As of June 30, 2020, Nexstar had approximately 45.3 million shares of Class A common stock outstanding (the only class of shares outstanding).

Repurchases by the Company will be subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors.  Share repurchases may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements, including compliance with the Company’s finance agreements.  There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice.  All shares purchased will be held in the Company’s treasury for possible future use. The Company anticipates funding any share repurchases from its cash flow from operations.

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs, or provides sales and other services to 196 television stations and related digital multicast signals reaching 114 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. Nexstar also owns WGN America, a growing national general entertainment cable network and a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Investor Contacts:	Media Contact:
Thomas E. Carter Chief Financial Officer Nexstar Media Group, Inc. 972/373-8800	Gary Weitman EVP and Chief Communications Officer Nexstar Media Group, Inc. 312/222-3394 or gweitman@nexstar.tv
Joseph Jaffoni, Jennifer Neuman
JCIR
212/835-8500 or nxst@jcir.com